Exhibit 99.2

NEWS RELEASE

NOBLE ENERGY ANNOUNCES 2013 CAPITAL PROGRAM AND GUIDANCE,
AND PROVIDES FOURTH QUARTER 2012 UPDATES

HOUSTON (December 6, 2012) -- Noble Energy, Inc. (NYSE: NBL) today announced its 2013 capital program and guidance, and provided updates to the fourth quarter of 2012.

Total capital expenditures are estimated at $3.9 billion for the year. The capital program allocates 60 percent to onshore U.S., six percent to the deepwater Gulf of Mexico, 15 percent to West Africa and 10 percent to the Eastern Mediterranean. Global exploration and appraisal activity is expected to receive 15 percent of the total capital.

These investments should enable 2013 sales volumes from continuing operations to average between 270 to 282 thousand barrels of oil equivalent per day (MBoe/d). The midpoint of this range represents a 20 percent increase over 2012, after adjusting for domestic property sales closed in 2012. The projected volume increase reflects a 23 percent growth in crude oil and condensate and a 16 percent growth in natural gas.

Charles D. Davidson, Noble Energy's Chairman and CEO, stated, “Noble Energy is continuing to deliver our aggressive growth plans announced last year. For a second straight year, production is projected to grow at strong double-digit rates. We have accelerated our development in the DJ Basin, which will receive the greatest portion of our capital program, as well as the drilling program in the wet gas area of the Marcellus. The Tamar project remains on target for first production in April of next year, and the schedule for the Alen project in West Africa has accelerated with first production now expected in the third quarter of next year. Exploration remains a key component of the 2013 program which will include the testing of several very material opportunities.”

Within the U.S., the Company expects to invest $1.7 billion in the DJ Basin to accelerate the horizontal Niobrara drilling program to include 300 horizontal wells in 2013. Approximately 90 wells are located in Northern Colorado and another 60 will be extended-reach lateral wells focused in the oil window of Wattenberg. In the Marcellus Shale, $750 million is planned to support the drilling of 140 joint venture wells, targeting 85 operated wells in the liquids-rich area of the play. In the deepwater Gulf of Mexico, the Company expects to invest $250 million where a one-rig program is planned to conduct appraisal drilling at Gunflint and execute the exploration program.

Noble Energy's international programs in West Africa and the Eastern Mediterranean represent $500 million and $400 million, respectively. In West Africa, plans are to bring the Alen liquid development project to production and to appraise the Carla and Diega liquids discoveries. In the Eastern Mediterranean, final commissioning at Tamar will be completed by April, while other plans include a Mesozoic oil test, appraisal work and flow tests at Leviathan and additional testing of natural gas prospects.

Capital has also been allocated to New Ventures opportunities in Nevada, the Falkland Islands and Nicaragua. Excluded from the total capital amount is the $328 million final installment payment associated with the Marcellus acquisition.

Overall liquid volumes are expected to represent 46 percent of total volume in 2013 with the remaining product split estimated to be 28 percent U.S. natural gas and 26 percent international natural gas. No adjustments have been made for the potential divestiture of non-core onshore U.S. assets.

U.S. volumes are anticipated to be up about 23 percent from 2012. The Company's onshore development programs in the DJ Basin and Marcellus Shale account for the majority of this growth. The international portfolio is expected to grow 20 percent from last year, largely due to the initiation of production at Tamar and Alen.

UPDATED FOURTH QUARTER 2012 GUIDANCE

Noble Energy now expects fourth quarter 2012 sales volumes from continuing operations to be above the upper limit of its prior estimate of 248 to 252 MBoe/d. Sales volumes for the quarter are estimated to average between 252 and 256 MBoe/d, an increase of approximately 4 MBoe/d from the prior estimate. The increase is primarily a result of stronger production growth in the DJ Basin.

Exploration expense for the fourth quarter is now expected to average between $110 and $130 million, down from the prior estimate of between $160 and $200 million. The reduction is a result of successful drilling at the Carla appraisal well in Equatorial Guinea and the Big Bend discovery in the deepwater Gulf of Mexico. Drilling costs for the Scotia well offshore Falkland Islands have been placed into suspense pending further evaluation.

2013 GUIDANCE

Additional detailed operational and financial information representing the 2013 Guidance is included on the following pages.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com

Eric Schneider, CFA
(281) 872-2640 eschneider@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of the federal securities law. Words such as “expects,” “predicts,” “estimates,” “anticipates,” “believes,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy' s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy's offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

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2013 Operational and Financial Guidance

Volumes and Prices
Total volumes from continuing operations are estimated to average between 270 to 282 MBoe/d, which includes equity method investment volumes. The breakdown of our estimated annual average daily volumes by product and area is:

Crude Oil and Condensate (MBbl/d)
United States	63 - 71
Equatorial Guinea	31 - 38
Equatorial Guinea - equity method investment	1 - 2
China	3 - 5

The price of our crude oil in the U.S. is expected to be at a discount to WTI of $1.00 to $3.00 per barrel. Crude oil in Equatorial Guinea and the North Sea is based off dated Brent. Prices of Equatorial Guinea barrels are expected to be at a discount from $2.00 to $4.00 per barrel. In China, the crude oil price is expected to be at parity with Brent. All price estimates exclude the impact of hedge results.

Natural Gas (MMcf/d)
United States	435 - 480
Equatorial Guinea	225 - 245
Israel	185 - 220

The natural gas price for the U.S. is expected to range from zero to $0.20 per thousand cubic feet (Mcf) below NYMEX Henry Hub. Price realizations for West Africa are estimated to be $0.27 per Mcf. Israel natural gas prices are anticipated to range from $5.00 to $5.30 per Mcf which reflects the blended price of multiple Tamar and Mari-B contracts. All price estimates exclude the impact of hedge results.

Natural Gas Liquids (MBbl/d)
United States	14 - 16
Equatorial Guinea - equity method investment	5 - 7

The natural gas liquid (NGL) price realizations for the U.S. should average 30 to 40 percent of WTI.

Equity method investments include income generated from the methanol operations, and the condensate and NGLs recovered at the LPG plant in Equatorial Guinea, both which vary with production levels and liquid prices. Equity method income for 2013 is estimated at $150 to $180 million.

Costs and Expenses
Lease operating		$ 5.20 - $ 5.80 per Boe
Transportation and gathering		$ 1.05 - $ 1.25 per Boe
Depreciation, depletion and amortization		$15.90 - $16.50 per Boe

Production and ad valorem taxes	3.3 - 3.7% of oil, gas and NGL revenues

Exploration		$450 - $550 million
General and administrative		$410 - $460 million
Interest (net)		$115 - $135 million

Included in costs and expenses is approximately $70 million of stock-based compensation. Capitalized interest is estimated to be $140 to $160 million.

Other Items
Effective tax rate	24 - 28%
Deferred tax ratio	45 - 55%
Outstanding shares - diluted	179 - 181 million

Tax guidance is applicable to earnings before unrealized mark-to-market gain / loss on commodity derivatives and other items typically not factored in by analysts.

Commodity Hedges - 2013
The Company has hedged 48 percent of its global oil production and 48 percent of its U.S. natural gas volumes.

Noble Energy has entered into the following crude oil and natural gas derivative instruments for 2013.

			Crude Oil Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(Bbl/d)	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)

Fixed Price Swaps	WTI	6,000	$88.50
Fixed Price Swaps	Brent	3,000	$98.03
Two-Way Collars	WTI	5,000			$95.00	$115.00
Three-Way Collars	WTI	7,000		$63.57	$83.57	$109.04
Three-Way Collars	Brent	26,000		$82.88	$100.86	$127.32

			Natural Gas Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(MMBtu/d)	($/MMBtu)	($/MMBtu)	($/MMBtu)	($/MMBtu)

Fixed Price Swaps	NYMEX	60,000	$4.58
Two-Way Collars	NYMEX	40,000			$3.25	$5.14
Three-Way Collars	NYMEX	100,000		$3.88	$4.75	$5.63